Exhibit CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statement on Form S-8 of Southwest Airlines Co. (No. 333-279876) of our report dated June 25, 2025, with respect to the statement of net assets available for benefits of the Southwest Airlines Co. Retirement Savings Plan as of December 31, 2024, the related statement of changes in net assets available for benefits for the period then ended, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 Annual Report on Form 11-K of the Southwest Airlines Co. Retirement Savings Plan. Kansas City, Missouri June 25, 2025